                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                        CONSUMER PORTFOLIO SERVICES, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:
         _______________________________________________________________________

     (2) Aggregate number of securities to which transaction applies:
         _______________________________________________________________________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         _______________________________________________________________________

     (4) Proposed maximum aggregate value of transaction:
         _______________________________________________________________________

     (5) Total fee paid:
         _______________________________________________________________________

/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         _______________________________________________________________________

     (2) Form, Schedule or Registration Statement No.:
         _______________________________________________________________________

     (3) Filing Party:
         _______________________________________________________________________

     (4) Date Filed:
         _______________________________________________________________________

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                       OF

                        CONSUMER PORTFOLIO SERVICES, INC.

                16355 Laguna Canyon Road, Irvine California 92618

                               Phone: 949-753-6800

The annual meeting of the shareholders of Consumer Portfolio Services, Inc. (the "Company") will be held at 10:00 a.m., local time, on Monday, April 26, 2004 at the Company's offices, 16355 Laguna Canyon Road, Irvine, California for the following purposes:

         o To elect the Company's entire Board of Directors for a one-year term.

         o To approve an amendment to the Company's 1997 Long-Term Incentive Stock Plan, which increases the number of shares issuable from 4,900,000 to 6,900,000.

         o To ratify the appointment of KPMG LLP as the Company's independent auditors for the fiscal year ending December 31, 2004.

         o To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 26, 2004 are entitled to notice of and to vote at the meeting.

Whether or not you expect to attend the meeting in person, please complete, date, and sign the enclosed proxy exactly as your name appears thereon and promptly return it in the envelope provided, which requires no postage if mailed in the United States. Proxies may be revoked at any time and, if you attend the meeting in person, your executed proxy will be returned to you upon request.

By Order of the Board of Directors

/s/ Mark Creatura

Mark Creatura, Secretary
Dated:   March 31, 2004

                        CONSUMER PORTFOLIO SERVICES, INC.

                            16355 Laguna Canyon Road

                            Irvine, California 92618

                                  949-753-6800

                               PROXY STATEMENT FOR

                         ANNUAL MEETING OF SHAREHOLDERS

                            TO BE HELD APRIL 26, 2004

                                   -----------

                                  INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Consumer Portfolio Services, Inc. (the "Company" or "CPS") for use at the annual meeting of the shareholders to be held at 10:00 A.M. local time on Monday, April 26, 2004 at the Company's offices, 16355 Laguna Canyon Road, Irvine, California 92618, and at any adjournment thereof (the "Annual Meeting").

All shares represented by properly executed proxies received in time will be voted at the Annual Meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxy by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice of revocation to the Secretary of the Company.

The Board of Directors of the Company has fixed the close of business on March 26, 2004, as the record date for determining the holders of outstanding shares of the Company's Common Stock, without par value ("CPS Common Stock") entitled to notice of, and to vote at the Annual Meeting. On that date, there were 20,719,924 shares of CPS Common Stock issued and outstanding. Each such share of CPS Common Stock is entitled to one vote on all matters to be voted upon at the meeting, except that holders of CPS Common Stock have the right to cumulative voting in the election of directors, as described herein under the heading "Voting of Shares."

The notice of the Annual Meeting, this proxy statement and the form of proxy are first being mailed to shareholders of the Company on or about April 2, 2004. The Company will pay the expenses incurred in connection with the solicitation of proxies. The proxies are being solicited principally by mail. In addition, directors, officers and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no payment other than their regular compensation. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to the beneficial owners of Common Stock of the Company and will reimburse such persons for their expenses so incurred.

PROPOSAL NO. 1 - ELECTION OF DIRECTORS

NOMINATIONS

The individuals named below have been nominated for election as directors of the Company at the Annual Meeting, and each has agreed to serve as a director if elected. The entire board of directors of the Company is elected annually. Directors serve until the next annual meeting of shareholders and until their successors are duly elected and qualified.

The names of the nominees, their principal occupations, and certain other information regarding them set forth below are based upon information furnished to the Company by them.

     NAME                         AGE    POSITION(S) WITH THE COMPANY
     ----                         ---    ----------------------------
     Charles E. Bradley, Jr.       44    President, Chief Executive Officer, and
                                             Chairman of the Board of Directors
     Thomas L. Chrystie            70    Director
     E. Bruce Fredrikson           66    Director
     John E. McConnaughy, Jr.      74    Director
     John G. Poole                 61    Vice Chairman of the Board of Directors
     William B. Roberts            66    Director
     John C. Warner                56    Director
     Daniel S. Wood                45    Director

CHARLES E. BRADLEY, JR. has been the President and a director of the Company since its formation in March 1991, and was elected Chairman of the Board of Directors in July 2001. In January 1992, Mr. Bradley was appointed Chief Executive Officer of the Company. From April 1989 to November 1990, he served as Chief Operating Officer of Barnard and Company, a private investment firm. From September 1987 to March 1989, Mr. Bradley, Jr. was an associate of The Harding Group, a private investment banking firm. Mr. Bradley does not currently serve on the board of directors of any other publicly-traded companies.

THOMAS L. CHRYSTIE has been a director of the Company since April 1995. He has been self-employed as an investor, through Wycap Corporation, since 1988. His previous experience includes 33 years at Merrill Lynch & Co. in various capacities including heading Merrill Lynch's investment banking, capital markets and merchant banking activities. In addition, he served as Chief Financial Officer of Merrill Lynch & Co.

E. BRUCE FREDRIKSON has been a director of the Company since March 2003. He is a Professor of Finance, Emeritus, at Syracuse University's Martin J. Whitman School of Management, where he has taught from 1966 to 2003. Mr. Fredrikson has published numerous articles on accounting and finance topics. He is also a director of Track Data Corp.

JOHN E. MCCONNAUGHY, JR. has been a director of the Company since 2001. He is the Chairman and Chief Executive Officer of JEMC Corporation. From 1981 to 1992 he was the Chairman and Chief Executive Officer of GEO International Corp, a company in the business of nondestructive testing, screen-printing and oil field services. Mr. McConnaughy was previously and concurrently Chairman and Chief Executive Officer of Peabody International Corp., from 1969 to 1986. He currently serves as a director of Levcor International, Inc., Wave Systems, Inc. and Overhill Farms, Inc. Mr. McConnaughy is also Chairman of the Board of Trustees of the Strang Clinic and is the Chairman Emeritus of the Board of the Harlem School of the Arts.

JOHN G. POOLE has been a director of the Company since November 1993 and its Vice Chairman since January 1996. He is now a private investor, having previously been a director and Vice President of Stanwich Partners ("SPI") until July 2001. SPI, which Mr. Poole co-founded in 1982, acquired controlling interests in companies in conjunction with their existing management. Mr. Poole is also a director of Reunion Industries, Inc. and Sanitas, Inc.

WILLIAM B. ROBERTS has been a director of the Company since its formation in March 1991. Since 1981, he has been the President of Monmouth Capital Corp., an investment firm that specializes in management buyouts.

JOHN C. WARNER was elected as a director of the Company in April 2003. Mr. Warner is chief executive officer of O'Neill Clothing, a manufacturer and marketer of apparel and accessories. He has held that position since 1996.

DANIEL S. WOOD has been a director of the Company since July 2001. Mr. Wood is president of Carclo Technical Plastics, a manufacturer of custom injection moldings. Previously, from 1988 to September 2000, he was the chief operating officer and co-owner of Carrera Corporation.

BANKRUPTCY PROCEEDINGS. In December 2001 Mr. Bradley resigned from his position as chairman of the board of LINC Acceptance Company, LLC ("LINC"). LINC was a limited liability company organized under the laws of Delaware, and its board of members has certain management authority. The operating agreement of LINC designated the chairman of the board of members as LINC's chief executive officer. LINC was a majority-owned subsidiary of the Company, which engaged in the business of purchasing retail motor vehicle installment purchase contracts, and selling such contracts to the Company or other affiliates. LINC ceased operations in the second quarter of 1999. On October 29, 1999, three former employees of LINC filed an involuntary petition in the United States Bankruptcy Court for the District of Connecticut seeking LINC's liquidation under Chapter 7 of the United States Bankruptcy Code. Mr. McConnaughy was the Chairman of the Board of The Excellence Group, LLC, which on January 13, 1999, filed a voluntary petition for in the United States Bankruptcy Court for the District of Connecticut for reorganization under Chapter 11 of the United States Bankruptcy Code. The Excellence Group's subsidiaries produced labels for a variety of customers.

The Board of Directors has established an Audit Committee and a Compensation and Stock Option Committee. The members of the Audit Committee are Thomas L. Chrystie (chairman), E. Bruce Fredrikson, John E. McConnaughy, Jr. and John G. Poole. Mr. Fredrikson joined the Audit Committee on October 22, 2003. The Audit Committee is empowered by the Board of Directors to review the financial books and records of the Company in consultation with the Company's accounting and auditing staff and its independent auditors and to review with the accounting staff and independent auditors any questions raised with respect to accounting and auditing policy and procedure.

The members of the Compensation and Stock Option Committee are Daniel S. Wood (chairman), Thomas L. Chrystie, John E. McConnaughy, Jr. and William B. Roberts. This Committee makes recommendations to the Board of Directors as to general levels of compensation for all employees of the Company, the annual salary of each of the executive officers of the Company, authorizes the grants of options to employees under the Company's 1997 Long-Term Stock Incentive Plan, and reviews and approves compensation and benefit plans of the Company.

The Company does not have a Nominating Committee. Nominations for board positions are considered by the members of the Board of Directors who are "independent directors." When considering a potential nominee, the independent directors consider the benefits to the Company of such nomination, based on the nominee's skills and experience related to managing a significant business, the willingness and ability of the nominee to serve, and the nominee's character and reputation. Shareholders who wish to suggest individuals for possible future consideration for board positions, or to otherwise communicate with the Board of Directors, should direct written correspondence to the Board of Directors at the Company's principal offices.

The Board of Directors held seven meetings (including regular and special meetings) and acted three times by written consent during 2003. The Audit Committee met nine times during 2003, including at least one meeting per quarter to review the Company's financial statements, and acted once by written consent, while the Compensation and Stock Option Committee met four times during 2003 and acted twelve times by written consent. Each nominee attended at least 75% of the meetings of the Board of Directors and its committees that such individual was eligible to attend in 2003.

The Board of Directors recommends a vote "FOR" each of the nominees above.

PROPOSAL NO. 2 - AMENDMENT OF 1997 LONG-TERM INCENTIVE STOCK PLAN

The Board of Directors proposes that the shareholders approve an amendment (the "Amendment") to the Company's 1997 Long-Term Incentive Stock Plan (the "Plan"). The Amendment would increase the maximum number of shares issuable under the Plan from 4,900,000 to 6,900,000.

The Board believes that stock options are essential to attract and retain the most talented personnel available for positions of substantial responsibility, to encourage ownership of the Common Stock by employees of the Company and its subsidiaries, and to promote the Company's success by providing both rewards for exceptional performance and long-term incentives for future contributions. The Board of Directors believes that the number of shares currently available for issuance will be insufficient to achieve the purposes of the Plan unless additional shares are authorized. On March 16, 2004 the Board voted to amend the Plan (the "Amendment") by increasing by 2,000,000 the total number of shares available for issuance under the Plan, and directed that the Amendment be submitted to the shareholders for approval. The Board recommends that the shareholders approve the Amendment, in order to allow the Company to continue to offer stock options to key employees and directors as part of its overall compensation package.

The number of shares of Common Stock reserved for issuance under the Plan prior to the proposed Amendment is 4,900,000. Of such shares, approximately 3,792,999 are the subject of outstanding valid options, and approximately 1,101,500 have been issued upon exercise of options. It should be noted that the Company previously maintained a 1991 Stock Option Plan (the "1991 Plan"), under which a total of 2,658,870 shares were issued to directors, officers and other employees. The 1991 Plan has expired and therefore no new grants can be made under the 1991 Plan.

DESCRIPTION OF THE PLAN

The Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights and stock awards (as those terms are described below) to employees and directors of the Company and its subsidiaries. From the inception of the Plan in 1997 to the present, no awards other than stock options have been granted under the Plan, and there are no current plans to issue any awards other than stock options.

The Board or a Committee of the Board consisting of two or more non-employee directors may administer the Plan. Currently, the Compensation Committee of the Board administers the Plan. The Board or the Committee has authority to administer and interpret the Plan and to determine the form and substance of agreements, instruments and guidelines for the administration of the Plan. The Board or the Committee has authority to determine the employees and directors to be granted stock options under the Plan and to determine the size, type and applicable terms and conditions of such grants.

Because the employees and directors who may receive stock option grants and the amount of such grants are determined by the Board or the Committee from time to time, it is not possible to state the names or positions of, or the number of options that may be granted to, such employees and directors of the Company and its subsidiaries. However, the maximum number of shares of Common Stock that may subject to awards granted to any one individual over the life of the Plan is 1,500,000.

The Board or the Committee is authorized to establish, at the time each grant is made, the time or times at which stock options may be exercised and whether all of the stock options become exercisable at one time or in increments over time. The exercise price of stock options is set by the Board or the Committee at the time of the granting of an option. In the event of a stock dividend, stock split, reverse stock split or similar capital adjustment, the Plan provides for appropriate adjustments to the number of shares reserved for issuance pursuant to the exercise of stock options, the number of stock options previously granted and the exercise price of stock options previously granted.

The closing price of the Company's Common Stock on the Nasdaq Stock Market, Inc. on March 26, 2004 was $3.21 per share.

The term of stock options granted under the Plan may not be more than ten (10) years from the date of grant. Options expire upon the earliest to occur of (i) three months following termination of employment, (ii) immediately upon the discharge of an optionee for misconduct that is willfully or wantonly harmful to the Company or any subsidiary, (iii) twelve months after an optionee's death or disability that renders the optionee incapable of continuing employment, (iv) upon the expiration date specified in the optionee's grant agreement, or (v) ten years after the date of grant.

The aggregate exercise price of options may be paid in cash or by cashier's check, or otherwise as provided in specific option agreements. Stock options granted under the Plan may not be transferred by the optionee or by operation of law other than (i) by will of or by the laws of descent and distribution applicable to a deceased optionee, or (ii) pursuant to a domestic relations order.

The Plan and all rules, guidelines and regulations adopted with respect thereto may be terminated, suspended, modified or amended at any time by action of the Board or the Committee, provided, however, that any increase in the number of shares reserved for issuance pursuant to options granted under the Plan must be approved by the shareholders of the Company. The Board or the Committee may amend the terms and conditions of outstanding stock options as long as such amendments do not (i) adversely affect the holders of such stock options without such holders' consent, (ii) change the length of the term of such stock options or (iii) change the provisions of such stock options so that they are not permitted under the Plan.

FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE PLAN

The federal income tax consequences of an optionee's participation in the Plan are complex and subject to change. The following discussion is a summary of the general rules applicable to stock options. Recipients of stock options under the Plan should consult their own tax advisors because a taxpayer's particular situation may be such that some variation of the general rules would apply.

INCENTIVE STOCK OPTIONS

Incentive stock options qualify for favorable tax treatment for the optionee under Section 422 of the Internal Revenue Code of 1986 as amended (the "Code"). Nonqualified stock options are any stock options that do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee. The federal income tax consequences of an employee's participation in the Plan are discussed below.

Optionees will not recognize any income upon either the grant or the exercise of incentive stock options and the Company may not take a deduction for federal tax purposes with respect to such grant or exercise. Upon the sale of the shares of Common Stock obtained through the exercise of incentive stock options by the optionee, the tax treatment to the optionee and the Company will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of incentive stock options may subject the optionee to alternative minimum tax liability.

If an optionee exercises incentive stock options and does not dispose of the shares received within two years after the date of the grant of such stock options or within one year after the issuance of the shares to him or her, any gain realized upon disposition will be characterized as long-term capital gain. In such case, the Company will not be entitled to a federal tax deduction. If the optionee disposes of the shares either within two years after the date that the options are granted or within one year after the issuance of the shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the exercise price, or (ii) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the stock options will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the stock options. In the event of a disqualifying disposition, the Company may withhold income taxes from the optionee's compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

The exercise of incentive stock options may subject an optionee to alternative minimum tax liability because the excess of the fair market value of the shares at the time incentive stock options are exercised over the exercise price of the stock options is included in income for purposes of the alternative minimum tax, even though it is not included in the taxable income for purposes of determining the regular tax liability of an optionee. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises incentive stock options.

In general, there will be no federal income tax deductions allowed to the Company upon the grant, exercise, or termination of incentive stock options. However, in the event an optionee sells or disposes of stock received upon the exercise of incentive stock options in a disqualifying disposition, the Company is entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares, provided that the deduction is not otherwise disallowed under the Code.

NONQUALIFIED STOCK OPTIONS

Nonqualified stock options granted under the Plan do not qualify for any special tax benefits to the optionee. An optionee will not recognize any taxable income at the time he or she is granted nonqualified stock options. Upon the exercise of nonqualified stock options, however, the optionee will recognize ordinary income for federal tax purposes measured by the excess of the then fair market value of the shares acquired over the aggregate option exercise price. The income realized by the optionee will be subject to income tax withholding by the Company out of the current earnings paid to the optionee. If such earnings are insufficient to pay the tax, the optionee will be required to make a direct payment to the Company for tax liability.

The optionee's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of nonqualified stock options will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such stock options. Upon a disposition of any shares acquired pursuant to the exercise of nonqualified stock options, the difference between the aggregate sale price and the optionee's basis in the shares will be treated as a capital gain or loss and will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the date of their disposition.

In general, there will be no federal tax consequences to the Company upon the grant or termination of nonqualified stock options or a sale or disposition of the shares acquired upon the exercise of nonqualified stock options. Upon the exercise of nonqualified stock options, however, the Company will be entitled to a deduction for federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise, provided that the deduction is not otherwise disallowed under the Code.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT OF THE PLAN.

PROPOSAL NO. 3 - RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors has appointed the accounting firm of KPMG LLP to be the Company's independent auditors for the year ending December 31, 2004.

A proposal to ratify that appointment will be presented to shareholders at the Annual Meeting. If the shareholders do not ratify the selection of KPMG LLP at the Annual Meeting, the Audit Committee will select another firm of independent public accountants. Representatives of KPMG LLP will be present at the Annual Meeting. Such representatives will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from shareholders in attendance.

AUDIT FEES

The aggregate fees billed by KPMG for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2003, and for the review of the financial statements included in the Company's quarterly reports on Form 10-Q for that fiscal year were $360,200.

The aggregate fees billed by KPMG for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2002, and for the review of the financial statements included in the Company's quarterly reports on Form 10-Q for that fiscal year were $356,150.

AUDIT-RELATED FEES

The aggregate fees billed by KPMG for audit-related services were $295,621 for the fiscal year ended December 31, 2003. These professional services were rendered in conjunction with the Company's securitization and financing transactions, the audit of the Company's 401(k) Employee Savings Plan and the acquisition of TFC Enterprises, Inc.

The aggregate fees billed by KPMG for audit-related services were $275,053 for the fiscal year ended December 31, 2002. These professional services were rendered in conjunction with the Company's securitization and financing transactions and the audit of the Company's 401(k) Employee Savings Plan and the acquisition of MFN Financial Corporation.

TAX FEES

The aggregate fees billed in each of the last two fiscal years for tax services by KPMG were $1,533,622 related to the fiscal year ending December 31, 2003 and $260,857 related to the fiscal year ending December 31, 2002. The large increase in fees billed for tax services during the fiscal year ending December 31, 2003 was largely attributable to work undertaken by KPMG to recover certain state tax claims on behalf of the Company related to several tax years.

ALL OTHER FEES

No additional fees were billed by KPMG for services rendered to the Company for the fiscal years ending December 31, 2003 and December 31, 2002.

In the course of its meetings, the Audit Committee has considered whether KPMG's provision of the non-audit fees outlined above is compatible with maintaining KPMG's independence, and concluded that KPMG's independence is not impaired.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE SELECTION OF KPMG LLP.

INFORMATION REGARDING THE COMPANY

EXECUTIVE COMPENSATION

The following table summarizes all compensation earned during the three fiscal years ended December 31, 2003, 2002, and 2001 by the Company's chief executive officer and by the four most highly compensated individuals (such five individuals, the "named executive officers") who were serving as executive officers at December 31, 2003.

SUMMARY COMPENSATION TABLE

                                                      Compensation for               Long Term        All Other
                                                        period shown                Compensation    Compensation
                                                                                     Awards (1)        ($) (2)
     ------------------------------------------- ---------------------------    -------------------
       Name and Principal Position     Year     Salary ($)        Bonus ($)          Options/SARs
     ----------------------------------------------------------------------------------------------------------
        CHARLES E. BRADLEY, JR.        2003         650,000         650,000              40,000         $1,525
        President & Chief              2002         600,000         850,000             185,000            450
        Executive Officer              2001         565,000       1,100,000             166,666            846

     ----------------------------------------------------------------------------------------------------------
        NICHOLAS P. BROCKMAN           2003         240,000         166,000              20,000         $1,513
        Senior Vice President -        2002         222,000         174,792              25,000            450
        Collections                    2001         206,000         117,000              20,000            692

     ----------------------------------------------------------------------------------------------------------
        CURTIS K. POWELL               2003         238,000         186,000              20,000         $1,511
        Senior Vice President -        2002         222,000         154,734              25,000            450
        Originations & Marketing       2001         206,000         124,000              20,000            830

     ----------------------------------------------------------------------------------------------------------
        WILLIAM L. BRUMMUND, JR.       2003         212,000         167,000              20,000         $1,479
        Senior Vice President -        2002         196,000         144,452              25,000            450
        Operations                     2001         172,000         100,000              20,000            702

     ----------------------------------------------------------------------------------------------------------
        ROBERT E. RIEDL                2003         200,000         158,000              95,000           $428
        Senior Vice President -        2002             ---             ---                 ---            ---
        Finance & Chief Financial      2001             ---             ---                 ---            ---
        Officer (3)
     ----------------------------------------------------------------------------------------------------------

         (1) Number of shares that might be purchased upon exercise of options that were granted in the period shown.
         (2) Amounts in this column represent (a) any Company contributions to the Employee Savings Plan (401(k) Plan), and (b) premiums paid by the Company for group life insurance, as applicable to the named executive officers. Company contributions to the 401(k) Plan were zero per individual in 2001, 2002 and $1,000 in 2003. Mr. Riedl did not participate in the 401(k) Plan during 2003.
         (3)  Mr. Riedl became an executive officer in January 2003.

OPTION AND SAR GRANTS

The Company in the year ended December 31, 2003, did not grant any stock appreciation rights to any of the named executive officers. The Company has from time to time granted options to substantially all of its management and marketing employees, and did so in July 2003. Under these grants, each named executive officer other than the chief executive officer received grants with respect to 20,000 shares. Mr. Riedl received an additional grant of 75,000 shares upon becoming an executive officer. The chief executive officer received a grant with respect to 40,000 shares. All such options become exercisable in five equal annual increments and are exercisable at $2.64 per share, except for the grant of 75,000 shares to Mr. Riedl which is exercisable at $1.92 per share.

                                                                                              Potential Realizable
                                                                                                Value at Assumed
                                                                                                  Annual Rates
                                                                                                of Stock Price
                    OPTIONS/GRANTS IN LAST FISCAL YEAR -                                   Appreciation for Option
                           INDIVIDUAL GRANTS                                                         Term
  -------------------------------------------------------------------------------------  -----------------------------
   Name                          Number of      Percent of
                                   Shares     Total Options    Exercise
                                 Underlying     Granted to     or Base
                                  Options       Employees       Price        Expiration
                                  Granted        in 2003       ($/Share)        Date        5% ($)     10% ($)   NOTES
  ------------------------------------------------------------------------------------------------------------------
   Charles E. Bradley, Jr.         40,000         3.95%          $2.64         7/17/13     $277,611   $379,499    (1)

  ------------------------------------------------------------------------------------------------------------------
   Nicholas P. Brockman            20,000         1.97%          $2.64         7/17/13     $138,806   $189,750    (1)

  ------------------------------------------------------------------------------------------------------------------
   Curtis K. Powell                20,000         1.97%          $2.64         7/17/13     $138,806   $189,750    (1)

  ------------------------------------------------------------------------------------------------------------------
   William L. Brummund, Jr.        20,000         1.97%          $2.64         7/17/13     $138,806   $189,750    (1)

  ------------------------------------------------------------------------------------------------------------------
   Robert E. Riedl                 20,000         1.97%          $2.64         7/17/13     $138,806   $189,750    (1)
                                   75,000         7.41%          $1.92          2/3/13     $378,561   $517,499    (2)
  ------------------------------------------------------------------------------------------------------------------

(1) Becomes exercisable in five equal installments on each July 17, 2004-2008.
(2) Becomes exercisable in five equal installments on each February 3, 2004-2008.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR END OPTION VALUE TABLE

The following table sets forth, as of December 31, 2003, and for the year then ended, the number of unexercised options held by each of the named executive officers, the number of shares subject to then exercisable and unexercisable options held by such persons and the value of all unexercised options held by such persons. Each option referred to in the table was granted under the Company's 1991 Stock Option Plan or under the 1997 Long-Term Incentive Stock Plan, at an option price per share no less than the fair market value per share on the date of grant.

         ===================================================================================================
          Name                                                                  Value of Unexercised In-the-
                                              Number of Unexercised Options            Money Options
                                                  at December 31, 2003            at December 31, 2003 (1)
                                               Exercisable    Unexercisable   Exercisable ($) Unexercisable ($)
         ---------------------------------------------------------------------------------------------------
          Charles E. Bradley, Jr.                 387,002         371,817         713,809           603,096
         ---------------------------------------------------------------------------------------------------
          Nicholas P. Brockman                     17,000          69,800          27,800           117,721
         ---------------------------------------------------------------------------------------------------
          Curtis K. Powell                         33,000          81,000          77,320           152,385
         ---------------------------------------------------------------------------------------------------
          William L. Brummund, Jr.                 17,000          67,600          27,800           110,912
         ---------------------------------------------------------------------------------------------------
          Robert E. Riedl                               0          95,000             - -           156,600
         ===================================================================================================

         (1) Valuation based on the last sales price on December 31, 2003 of $3.72 per share, as reported by Nasdaq.

BONUS PLAN

The named executive officers and other officers participate in a management bonus plan, pursuant to which such employees are entitled to earn cash bonuses, if the Company achieves certain net income levels or goals established by the Board of Directors, and if such employees achieve certain individual objectives. The amount of bonus payable to each officer is determined by the Board of Directors upon recommendation of the Compensation Committee.

DIRECTOR COMPENSATION

During the year ended December 31, 2003, the Company paid all directors, excluding Mr. Bradley, a retainer of $2,000 per month and an additional fee of $1,000 PER DIEM for attendance at meetings of the board, and $500 for meetings of committees. Mr. Bradley received no additional compensation for his service as a director. The Board also approved a policy applicable to all of its non-employee members, which awards each such director upon joining the board an option to purchase 30,000 shares of the Company's common stock, and annually thereafter an option to purchase an additional 10,000 shares. Applying that policy, and recognizing that Messrs. Fredrikson and Warner had joined the Board in 2003, the Board on April 22, 2003, and April 29, 2003 with respect to Mr. Warner, issued options with respect to 10,000 shares to each non-employee director, and with respect to an additional 30,000 shares to Messrs. Fredrikson and Warner. All such options are exercisable at $1.69 per share, except for the grant to Mr. Warner which is exercisable at $1.70, the exercise price being the market price prevailing at date of grant.

--------------------------------------------------------------------------------

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

COMPENSATION POLICIES IN GENERAL

The Company's objectives with respect to compensation are several. The significant objectives are to cause compensation (i) to be sufficient in total amount to provide reasonable assurance of retaining key executives, (ii) to include a significant contingent component, so as to provide strong incentives to meet designated Company objectives, and (iii) to include a significant component tied to the price of the Common Stock, so as to align management's incentives with shareholder interests.

The Committee considers an executive's base salary to be the most critical component with respect to the retention objective. Acting on the recommendations of the chief executive officer, the Committee adjusts other officers' salaries annually, with the adjustment generally consisting of a 3% to 10% increase from the prior year's rate. Where extraordinary circumstances apply, such as a promotion to executive officer status or a special need to retain an individual officer, the chief executive officer may recommend, and the Committee may approve, a larger increase.

The Company has made a practice of paying annual bonuses to encourage executive officers and key management personnel to exercise their best efforts and management skills toward achieving the Company's objectives. Under the Company's bonus plan as applied to the year ended December 2003, executive officers of the Company other than its chief executive officer were eligible to receive a cash bonus of up to 100% of their base salaries. The amount of such bonus is determined initially by the Compensation Committee, acting on the recommendation of the chief executive officer, and is then made definite by action of the Board of Directors as a whole. Factors in determining the amount of bonus are whether the executive and his department have met individual objectives set by the chief executive officer, whether the Company as a whole has met or exceeded budget targets, whether certain objectives for the management group as a whole have been met, and a subjective evaluation of the officer's performance. Numerical scores are assigned to each of these factors, and weighed pursuant to a formula that can result in a maximum bonus of 100% of base compensation.

Applying the above principles, the Compensation Committee in January 2004 approved bonus compensation to the named executive officers, other than the chief executive officer, of approximately 69% to 79% of their respective base salaries for the year ended December 31, 2003. The variation in the percentages awarded is generally reflective of the extent to which the named executive officers met their individual and department objectives.

The Compensation Committee also makes awards of incentive and non-qualified stock options under the Company's 1997 Long-Term Incentive Stock Plan. Such awards are designed to assist in the retention of key executives and management personnel and to create an incentive to create shareholder value over a sustained period of time. The Company believes that stock options are a valuable tool in compensating and retaining employees.

In exercising its discretion as to the level of executive compensation and its components, the Compensation Committee considers a number of factors. Financial factors considered include the Company's revenue and income (or loss) and cash flow. Operational factors considered include the Company's cost of funds; indicators of the credit quality of the Company's servicing portfolio, including levels of delinquencies and charge-offs; and indicators of successful management of personnel, including the number of employees hired and employee stability. All of such factors are assessed with reference to the judgment of the Compensation Committee as to the degree of difficulty of achieving desired outcomes.

The Company also maintains certain broad-based employee benefit plans in which executive officers are permitted to participate on the same terms as non-executive personnel who meet applicable eligibility criteria, subject to any legal limitations on the amounts that may be contributed or the benefits that may be payable under the plans.

COMPENSATION OF THE COMPANY'S CHIEF EXECUTIVE OFFICER

The Company's general approach in setting the annual compensation of its chief executive officer is to set that officer's base compensation by reference to his base rate for the preceding year, to pay an annual bonus that is reflective of the quality of that officer's performance during the year, and to grant significant equity incentives, to date in the form of stock options, intended to align the officer's interests with those of the shareholders. During the year ended December 2003, the Company's chief executive officer, Charles E. Bradley, Jr., received $650,000 in base salary. In setting that rate in the spring of 2003, the Compensation Committee considered the base salary rate that the Company had paid in the prior year ($600,000), the desirability of providing an annual increase (which in this case was 8.33%), the desirability of ensuring retention of the services of the Company's incumbent chief executive officer, and the levels of chief executive officer compensation prevailing among other financial services companies.

The Company's policy regarding cash bonuses paid to its chief executive officer has been similar to its policy regarding cash bonuses for other executive officers, except that the Compensation Committee exercises a greater degree of discretion with respect to award of a bonus to the chief executive officer than it exercises with respect to bonuses paid to other executive officers, and a formula is not used.

The Compensation Committee in January and February 2004 reviewed the Company's and the chief executive officer's performance in 2003, and approved bonus compensation in the amount of $650,000, representing 100% of that executive's base salary for the year ended December 31, 2003. In determining to award such a bonus, the Compensation Committee considered the Company's financial performance, the comparative performance of CPS Common Stock, the acquisition of TFC Enterprises, Inc. in May 2003, the Company's success in the securitization market, and the levels of compensation paid to chief executives of other financial services companies.

     /s/  THE COMPENSATION COMMITTEE

         Daniel S. Wood (chairman)
         Thomas L. Chrystie
         John E. McConnaughy, Jr.
         William B. Roberts

                                       13
--------------------------------------------------------------------------------

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate by reference future filings, including this Proxy Statement, in whole or in part, the preceding report of the Compensation Committee, the following Performance Graph and the report of the Audit Committee, below, shall not be incorporated by reference into any such filings.

PERFORMANCE GRAPH

The following graph compares the yearly change in the Company's cumulative total shareholder return on its common stock from December 31, 1998 through December 31, 2003, with (i) the cumulative total return of the Center for Research in Security Prices ("CRSP") Index for the Nasdaq Stock Market (U.S. Companies), and
(ii) the cumulative total return of the CRSP Index for Nasdaq Financial Stocks. The graph assumes $100 was invested on December 31, 1998 in the Company's common stock, and in each of the two indices shown, and that all dividends were reinvested. Data are presented for the last trading day in each of the Company's fiscal years.

 COMPARISON OF CUMULATIVE TOTAL RETURN AMONG CONSUMER PORTFOLIO SERVICES, INC.,
       NASDAQ STOCK MARKET (U.S. COMPANIES) AND NASDAQ FINANCIAL STOCKS.

                             [COMPARISON GRAPH HERE]

                                               DEC 1998   DEC 1999   DEC 2000   DEC 2001   DEC 2002   DEC 2003
                                               --------   --------   --------   --------   --------   --------
Consumer Portfolio Services, Inc.                 100.0       40.3       37.1       35.4       53.9       96.0
Nasdaq Stock Market (U.S)                         100.0      186.4      112.7       88.8       61.1       92.2
Nasdaq Financial Stocks (U.S & Foreign)           100.0       99.3      107.4      118.0      121.5      164.3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage of shares of CPS Common Stock (its only class of voting securities) owned beneficially as of March 26, 2004, by (i) each person known to CPS to own beneficially more than 5% of the outstanding Common Stock, (ii) each director, nominee or named executive officer of CPS, and (iii) all directors, nominees and executive officers of CPS as a group. Except as otherwise indicated, and subject to applicable community property and similar laws, each of the persons named has sole voting and investment power with respect to the shares shown as beneficially owned by such persons. The address of Messrs. Bradley, Jr., Brockman, Brummund, Jr., Powell and Riedl is c/o Consumer Portfolio Services, Inc., 16355 Laguna Canyon Road, Irvine, CA 92618.

                                                                                  Amount and Nature of
                                                                                      of Beneficial    Percent
Name and Address of Beneficial Owner                                                   Ownership (1)   of Class
------------------------------------                                                   -------------   --------
Charles E. Bradley, Jr. .........................................................       2,883,693(2)    13.9%
Thomas L. Chrystie...............................................................         212,100        1.0%
    P.O. Box 640, Wilson, WY 83014
E. Bruce Fredrikson..............................................................          31,000        0.1%
    34437 N. 93rd Place, Scottsdale, AZ 85262
John E. McConnaughy, Jr..........................................................         210,337        1.0%
    Atlantic Capital Partners, 3 Parkland Drive, Darien, CT 06820
John G. Poole....................................................................         687,193(3)     3.3%
   1 Rye Road, Port Chester, NY 10573
William B. Roberts...............................................................       1,084,882        5.2%
    Monmouth Capital Corp., 126 East 56th Street, New York, NY 10022
John C. Warner...................................................................          30,000        0.1%
    17 Pasteur, Irvine, CA 92618
Daniel S. Wood...................................................................          50,000        0.2%
    600 Depot St., Latrobe, PA 05650
Nicholas P. Brockman.............................................................         207,155        1.0%
William L. Brummund, Jr..........................................................         194,211        0.9%
Curtis K. Powell.................................................................         176,679        0.9%
Robert E. Riedl..................................................................          15,000        0.1%
All directors, nominees and executive officers combined (14 persons)                    5,957,457(4)    28.8%
Charles E. Bradley, Sr...........................................................       1,914,819(5)     9.2%
    Stanwich Partners, Inc., 62 Southfield Avenue, Stamford, CT 06902
Levine Leichtman Capital Partners II, L.P........................................       4,553,500(6)    22.0%
    335 North Maple Drive, Suite 240, Beverly Hills, CA 90210

(1) Includes certain shares that may be acquired within 60 days after March 26, 2004 from the Company upon exercise of options, as follows: Mr. Bradley, Jr., 477,022 shares; Mr. Chrystie, 20,000 shares; Mr. Fredrikson, 30,000 shares, Mr. McConnaughy, 50,000 shares; Mr. Poole, 10,000 shares; Mr. Roberts, 10,000 shares; Mr. Warner, 30,000 shares, Mr. Wood, 50,000 shares; Mr. Brockman, 28,000 shares; Mr. Brummund, 28,000 shares; Mr. Powell, 39,000 shares; Mr. Riedl, 15,000 shares. The calculation of beneficial ownership also includes, in the case of the executive officers, an approximate number of shares each executive officer could be deemed to hold through contributions made to the Company's Employee 401(k) Plan (the "401(k) Plan"). The 401(k) Plan provides an option for all participating employees to indirectly purchase stock in the Company through buying units in a mutual fund. Each "unit" in the mutual fund represents an interest in Company stock, cash and cash equivalents.

(2) Includes 1,058,818 shares held by trusts of which Mr. Bradley is the co-trustee, and as to which shares Mr. Bradley has shared voting and investment power. One such trust holds 211,738 shares for the benefit of Mr. Bradley. The co-trustee, who has shared voting and investment power as to all such shares (representing 5.4% of outstanding shares), is Kimball Bradley, whose address is 11 Stanwix Street, Pittsburgh, PA 15222.
(3) Includes 333,333 shares issuable upon conversion of $1,000,000 of Company debt held by the named person.
(4) Includes 1,174,022 shares that may be acquired within 60 days after March 26, 2004, upon exercise of options and conversion of convertible securities.
(5) Includes 207,490 shares owned by the named person's spouse and 1,002,800 shares that have been pledged to secure a loan, both as to which he has no voting or investment power, and 697,791 shares owned by two corporations (Stanwich Financial Services Corp. and Stanwich Consulting Corp.) of which the named person is controlling stockholder, president and a director.
(6) Comprises 4,552,500 issued shares and 1,000 shares that are issuable upon exercise of an outstanding warrant.

SECTION 16 (a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors, executive officers and holders of in excess of 10% of the Company's common stock are required to file reports concerning their transactions in and holdings of equity securities of the Company. Based on a review of reports filed by each such person, and inquiry of each regarding holdings and transactions, the Company believes that all reports required with respect to the year 2003 were timely filed, except that Mr. Roberts filed two reports late, relating to a total of three transactions, Mr. Poole filed two reports late relating to a total of three transactions, Mr. Riedl filed two reports late relating to a total of two transactions, and each other director (Messrs. Bradley, Chrystie, Fredrikson, McConnaughy, Warner and Wood) and executive officer (Messrs. Brockman, Brummund, Mark Creatura, Powell and Chris Terry) filed one report late relating to one transaction.

--------------------------------------------------------------------------------
AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company's financial reporting process on behalf of the Board and meets at least once per quarter to review the Company's financial statements. The Audit Committee acts pursuant to a written charter adopted by the Board of Directors. A copy of that charter is attached to this Proxy Statement as Appendix A. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent auditors are responsible for expressing an opinion on the conformity of the Company's audited financial statements to accounting principles generally accepted in the United States of America.

In this context, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements for the year ended December 31, 2003 (the "Audited Financial Statements"). The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company. Following the reviews and discussions referred to above, the Audit Committee recommended to the Board that the Audited Financial Statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2003, for filing with the Securities and Exchange Commission.

The Audit Committee members do not serve as professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management and the independent auditors. The Committee serves a board-level oversight role where it receives information from, consults with, and provides its views and directions to, management and the independent auditors on the basis of the information it receives and the experience of its members in business, financial and accounting matters. Pursuant to the terms of its charter, the Audit Committee approves the engagement of auditing services and permitted non-audit services including the related fees and general terms. Messrs. Chrystie and Fredrikson, both nominees for re-election to the Board of Directors, are considered by the Board of Directors to have the qualifications and experience necessary to serve as an "audit committee financial expert." A summary of their respective backgrounds is contained in this proxy statement under "Proposal No. 1 - Election of Directors."

     /s/  The Audit Committee

         Thomas L. Chrystie (chairman)
         E. Bruce Fredrikson
         John E. McConnaughy, Jr.
         John G. Poole
--------------------------------------------------------------------------------

CERTAIN TRANSACTIONS

CPS LEASING. The Company holds 80% of the outstanding shares of the capital stock of CPS Leasing, Inc. ("CPSL"). The remaining 20% of CPSL is held by Charles E. Bradley, Jr., who is the President and a director of the Company. CPSL engaged in the equipment leasing business, and is currently in the process of liquidation as its leases come to term. CPSL financed its purchases of the equipment that it leases to others through either of two lines of credit. Amounts borrowed by CPSL under one of those two lines of credit have been guaranteed by the Company. As of December 31, 2003 the total amount outstanding under the two lines of credit was $73,862. The total outstanding under the GE Capital line is $73,862. The total outstanding under the Guarantee Capital Corp. line is $0.00. The Company had guaranteed the Guarantee Capital Corp. line, but has not guaranteed the GE Capital line. The Company has also financed the operations of CPSL by making operating advances and by advancing to CPSL the fraction of the purchase prices of its leased equipment that CPSL did not borrow under its lines of credit. The aggregate amount of advances made by the Company to CPSL as of December 31, 2003, is approximately $2.0 million. The advances related to operations bear interest at the rate of 8.5% per annum. The advances related to the fraction of the purchase price of leased equipment are not interest bearing.

LEVINE LEICHTMAN. At December 31, 2001, the Company was indebted to Levine Leichtman Capital Partners II, L.P. ("LLCP") in the amount of approximately $26 million. Such debt (the "Term B Notes") is due November 2003, and bears interest at 14.50% per annum. The interest rate is subject to increase by 2.0% in the event of a default by the Company.

In March 2002, the Company and LLCP entered into a series of agreements under which LLCP provided additional funding to enable the Company to acquire MFN Financial Corporation. Under the March 2002 agreements, the Company borrowed $35 million from LLCP as "Bridge Notes," bearing interest at 13.50% per annum and due February 2003, and approximately $8.5 million as "Term C Notes," bearing interest on a deemed principal amount of approximately $11.2 million at 12.00% per annum and due in March 2008. At December 31, 2002, the Company was indebted to LLCP in the amount of approximately $50.1 million, comprising $21,8 million of the Term B Notes, $21.0 million of the Bridge Notes, and $7.3 million of the Term C Notes. The Bridge Notes were paid in full on February 21, 2003.

On February 3, 2003, the Company borrowed $25.0 million from LLCP, net of fees and expenses of $1.05 million. The indebtedness, represented by the "Term D Note," was originally due in April 2003, with Company options to extend the maturity to May 2003 and January 2004, upon payment of successive extension fees of $125,000. The Company has paid the fees to extend the maturity to January 2004. Interest on the Term D Note was payable monthly at rates that averaged 4.79% per annum through June 30, 2003, and 12.0% per annum thereafter. In a separate transaction, the Bridge Note issued to LLCP in connection with the acquisition of MFN, in an original principal amount of $35.0 million, was due on February 28, 2003. The outstanding principal balance of $17.0 million was paid in February 2003. In addition, the maturity of the Term B Note was extended in October 2003 from November 2003 to January 2004. As of December 31, 2003, the outstanding principal balances of the Term B Note and the Term C Note were $19.8 million and $5.3 million, respectively. In January 2004, the Company repaid in full the Term C Note and repaid $10.0 million of the Term D Note. In addition, the maturities of the Term B Note and the Term D Note were extended to December 15, 2005 and the coupons on both notes were decreased to 11.75% per annum. The Company paid LLCP fees equal to $870,713 for these amendments, which will be amortized over the remaining life of the notes.

All of the Company's indebtedness to LLCP is secured by a blanket security interest in favor of LLCP. The terms of the transactions between the Company and LLCP were determined by negotiation.

SEAWEST FINANCIAL CORP. The Company is currently in negotiations with SeaWest Financial Corp. ("SWF"), a competitor of the Company, regarding a proposed purchase of certain assets of SWF and its subsidiaries. The proposed transaction includes the purchase of a portfolio of automobile retail installment sale contracts and the assignment of servicing rights over a separate portfolio of automobile retail installment contracts to the Company. The aggregate purchase price for the proposed transaction would be approximately $55 million. The automobile retail installment sale contracts were acquired by SWF from various automobile dealers in the ordinary course of its business on an arm's length basis under its contract originations programs. Levine Leichtman Capital Partners, L.P., an affiliate of LLCP, is the holder of a majority of the outstanding shares of SWF, and is owed approximately $25 million by SWF. The persons in control of both LLCP and Levine Leichtman Capital Partners, L.P. (who are LLCP California Equity Partners, L.P., Levine Leichtman Capital Partners, Inc., Arthur E. Levine and Lauren B. Leichtman) could be deemed to have a material interest (the amount of which is not known by the Company) in the proposed transaction. The prices at which the Company may acquire portfolios and servicing rights from SWF have been or will be determined by negotiation.

SFSC. At December 31, 2003, the Company was indebted to Stanwich Financial Services Corp. ("SFSC") in the principal amount of $16.5 million. SFSC is a corporation wholly-owned by Stanwich Holdings, Inc., which in turn is wholly-owned by Charles E. Bradley, Sr. Mr. Bradley, Sr. holds in excess of 5% of the Company's common stock, is the father of the Company's president, Charles
E. Bradley, Jr., and was the chairman of the Company's Board of Directors from March 1991 until June 2001. The Company pays interest monthly with respect to its debt to SFSC. Such interest payments totaled $1.6 million in 2003, and are estimated to be $780,000 for the current year, with retirement of principal anticipated in June 2004. In June 2001 SFSC filed for reorganization under the Bankruptcy Code, in the United States Bankruptcy Court for the District of Connecticut. The Company also throughout 2003 was indebted to John G. Poole, a director, in the principal amount of $1,000,000, and paid interest monthly with respect to that debt. Such interest payments totaled $125,000 in 2003, and are estimated to be $62,500 for the current year, with retirement of principal anticipated in June 2004.

EMPLOYEE INDEBTEDNESS. To assist certain officers in exercising stock options, the Company or a subsidiary lent to such officers the exercise price of options such officers exercised in May and July 2002. The loans are fully secured by common stock of the Company, bear interest at 5% per annum and are due in 2007. The chief executive officer (Mr. Bradley) and five officers other than executive officers borrowed money on those terms and still have a balance outstanding. The highest balances of the loans for the period January 1, 2002 through March 30, 2004, were $350,000 for Mr. Bradley and $27,375 for one non-executive officer. Pursuant to the Sarbanes-Oxley Act of 2002, Company has ceased providing any loans to its executive officers.

FSA. In November 1999 the Company entered into a revolving note purchase facility, using the proceeds of sale of such notes to purchase automotive receivables whereby Financial Security Assurance Inc. ("FSA") issued a financial guaranty insurance policy with respect to all payments of principal and interest called for by such notes, in exchange for fees and insurance premiums. That facility terminated in February 2004. FSA has also issued financial guaranty insurance policies with respect to payments of interest and principal due under specified asset-backed securities sponsored by the Company and issued at various times since 1994, including June 2003 and December 2003, for which it also receives fees and insurance premiums. The amounts of such fees and premiums have been determined by negotiation between the Company and FSA. During 2003, an affiliate of FSA held warrants representing the right to purchase 1,702,334 shares of the Company's common stock, at a price of approximately $2.90 per share. In December 2003, the affiliate of FSA surrendered its warrants to the Company in exchange for a cash payment of $519,212.

The agreements and transactions described above (other than those between the Company and LLCP, the Company and SWF or the Company and FSA) were entered into by the Company with parties who personally benefited from such transactions and who had a control or fiduciary relationship with the Company. In each case such agreements and transactions have been reviewed and approved by the members of the Company's Board of Directors who are disinterested with respect thereto.

VOTING OF SHARES

The Board of Directors recommends that an affirmative vote be cast in favor of each of the nominees and proposals listed on the proxy card.

The Board of Directors knows of no other matters that may be brought before the meeting which require submission to a vote of the shareholders. If any other matters are properly brought before the meeting, however, the persons named in the enclosed proxy or their substitutes will vote in accordance with their best judgment on such matters.

Holders of CPS Common Stock are entitled to one vote per share on each matter other than election of directors. As to election of directors, each holder of CPS Common Stock may cumulate such holder's votes and give any nominee an aggregate number of votes equal to the number of directors to be elected multiplied by the number of shares of CPS Common Stock held of record by such holder as of the record date, or distribute such aggregate number of votes among as many nominees as the holder thinks fit. However, no such holder shall be entitled to cumulate votes for any nominee unless such nominee's name has been placed in nomination prior to the voting and the holder has given notice at the annual meeting prior to the voting of the holder's intention to cumulate votes. If any one holder has given such notice, all holders may cumulate their votes for nominees. Discretionary authority is sought hereby to cumulate votes of shares represented by proxies.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the Inspector of Elections with the assistance of the Company's transfer agent. The Inspector of Elections will also determine whether or not a quorum is present. The affirmative vote of a majority of shares represented and voting on the proposal at a duly held meeting at which a quorum is present is required for approval of Proposal No. 2 (Amendment to the 1997 Long-Term Incentive Stock
Plan), and Proposal No. 3 (Selection of Independent Auditors). In general, California law provides that a quorum consists of a majority of the shares entitled to vote, represented either in person or by proxy. The Inspector of Elections will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as not voting for purposes of determining the approval of any matter submitted to the shareholders for a vote. Any proxy that is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted FOR election of the nominees for director named herein; FOR approval of the amendment to the 1997 Long-Term Incentive Stock Plan; and FOR the ratification of the appointment of KPMG LLP as the Company's independent auditors for the year ending December 31, 2004; and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("broker non-votes"), those shares will be considered as abstentions with respect to that matter. While there is no definitive specific statutory or case law authority in California concerning the proper treatment of abstentions and broker non-votes, the Company believes that the tabulation procedures to be followed by the Inspector of Elections are consistent with the general statutory requirements in California concerning voting of shares and determination of a quorum.

SHAREHOLDER PROPOSALS

The Company expects to hold its year 2005 Annual Meeting of Shareholders on April 27, 2005. In order to be considered for inclusion in the Company's proxy statement and form of proxy for the 2005 Annual Meeting, any proposals by shareholders intended to be presented at such meeting must be received by the Secretary of the Company at 16355 Laguna Canyon Road, Irvine, California 92618 by no later than November 26, 2004.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

The Company has provided a copy of its 2003 Annual Report with this proxy statement. Shareholders may request, without charge, a copy of the Company's annual report on Form 10-K, by sending a written request addressed to the Corporate Secretary at the Company's principal offices. The Form 10-K is also available on the Company's website "http://www.consumerportfolio.com."

APPENDIX A TO PROXY STATEMENT

              CONSUMER PORTFOLIO SERVICES, INC. (THE "CORPORATION")

                  AMENDED AND RESTATED AUDIT COMMITTEE CHARTER
                                 MARCH 26, 2004

The Audit Committee is appointed by the Board of Directors to act on behalf of the Corporation to monitor (1) the integrity of the financial statements of the Corporation, (2) the compliance by the Corporation with legal and regulatory requirements and (3) the independence, qualification and performance of the Corporation's auditors.

The Audit Committee shall be composed of at least three members. The members of the Audit Committee shall meet the independence and experience requirements of Nasdaq and applicable federal law. At least one member of the Audit Committee shall be a "financial expert" within the meaning of the rules adopted by the Securities and Exchange Commission. The members and the chairperson of the Audit Committee shall be appointed by the Board to serve indefinite terms, subject to removal by the Board.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may require any officer or employee of the Corporation or the Corporation's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, consultants to, the Committee.

The Audit Committee shall report regularly to the Board.

The Audit Committee shall:

1. Review and reassess the adequacy of this Charter on an annual basis and submit any proposed revisions to the Board for approval.

2. Review the annual audited financial statements with management, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Corporation's financial statements.

3. Review an analysis prepared by management and the independent auditor of significant financial reporting issues and judgments made in connection with the preparation of the Corporation's financial statements.

4. Review with management and the independent auditor the major issues regarding accounting principles that may materially affect the Corporation's quarterly financial statements, prior to the announcement of the quarterly results of operations.

5. Meet periodically with management to review the Corporation's major financial risk exposures and the steps management has taken to monitor and control such expenses.

6. Review major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent auditor or management.

7. Act on behalf of the Corporation to appoint or discharge the independent auditor, which firm shall report directly to the Audit Committee.

8. Pre-approve the audit and permitted non-audit fees to be paid to the independent auditor, and authorize on behalf of the Corporation (or refuse authorization) the payment of such fees; the Audit Committee being empowered to delegate such authority to one or more of its members.

9. Receive periodic reports from the independent auditor regarding the auditor's independence, including the written disclosures required by Independence Standards Board Standard No. 1, and discuss such reports with the auditor, and take appropriate action on behalf of the Corporation to ensure the independence of the auditor and the absence of conflicts of interest.

10. Evaluate the performance of the independent auditor and determine whether to replace the independent auditor.

11. Meet with the independent auditor prior to the audit to review the planning and staffing of the audit, including required independent auditor partner rotations.

12. Obtain from the independent auditor assurance that Section 10A of the Private Securities Litigation Reform Act of 1995 has not been implicated.

13. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

14. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Corporation's response to that letter. Such review should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

15. Prepare the report required by the rules of the Securities and Exchange Commission to be included in the Corporation's annual proxy statement.

16. Advise the Board with respect to the Corporation's policies and procedures regarding compliance with applicable laws and regulations.

17. Review with the Corporation's general counsel legal matters that may have a material effect on the financial statements, the Corporation's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

18. Approve or disapprove all proposed related party transactions involving the Corporation.

19. Meet at least annually with chief financial officer and the independent auditor in separate executive sessions.

20. Establish procedures governing the submission, receipt, retention and treatment of complaints and concerns regarding internal controls, accounting and audit matters, and the anonymous submission by employees of concerns regarding confidential accounting or auditing matters.

21. Establish policies for the hiring of employees and former employees of the independent auditor.

22. Perform such additional functions as the Board of Directors may from time to time assign to the Audit Committee.

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the independent auditor or to ensure compliance with laws and regulations.

                        CONSUMER PORTFOLIO SERVICES, INC.
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 26, 2004

         The undersigned shareholder of CONSUMER PORTFOLIO SERVICES, INC., a California corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement with respect to the Annual Meeting of Shareholders of Consumer Portfolio Services, Inc. to be held at the offices of said corporation at 16355 Laguna Canyon Road, Irvine, California 92618 on Monday, April 26, 2004, at 10:00 a.m., and hereby appoints Charles E. Bradley, Jr. and Matthew O'Loughlin, and each of them, proxies and attorneys-in-fact, each with power of substitution and revocation, and each with all powers that the undersigned would possess if personally present, to vote the Consumer Portfolio Services, Inc. Common Stock of the undersigned at such meeting and any postponements or adjournments of such meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting (and any such postponements or adjournments).

        THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE NOMINEES, FOR PROPOSALS 2 AND 3, AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF.

              (IMPORTANT - TO BE SIGNED AND DATED ON REVERSE SIDE)


/x/ Please mark
    votes as in
    this example           PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD
                                                                                                             FOR   AGAINST  ABSTAIN

1. Election of Directors  Nominees: Charles E. Bradley, Jr.,      2.  To approve an amendment to the          / /     / /     / /
   Thomas L. Chrystie, E. Bruce Fredrikson, John E.                   Company's 1997 Long-Term Incentive
   McConnaughy, Jr., John G. Poole,  William B. Roberts,              Stock Plan, which increases the number
   John C. Warner and Daniel S. Wood.                                 of shares issuable from 4,900,000 to
                                                                      6,900,000.
   FOR ALL                    WITHHELD
   NOMINEES                   FROM ALL                            3.  To ratify the appointment of KPMG      / /     / /     / /
                              NOMINEES                                LLP as independent auditors
                                                                      of the Company for the year
    /  /                        /  /                                  ending December 31, 2004.

For all nominees except as noted below                            4.  To transact such other business as
---------------------------------------                               may properly come before the meeting
                                                                      or any adjournment(s) thereof.


                                                                                                              MARK HERE FOR  / /
                                                                                                              ADDRESS CHANGE
                                                                                                              AND NOTE AT LEFT

                                                                  PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THIS CARD

Signature:_____________________________   Date:_________________  Signature:_____________________________